Exhibit 99.1

Prestige Consumer Healthcare Completes Acquisition of TheraTears, Announces First Quarter Fiscal 2022 Earnings Results Date

TARRYTOWN, N.Y., July 01, 2021 (GLOBE NEWSWIRE) -- Prestige Consumer Healthcare Inc. (NYSE:PBH) (“Prestige“ or the “Company”) today announced that it has completed the previously announced acquisition of TheraTears and other over-the-counter consumer brands. The closing was finalized pursuant to the terms of the asset purchase agreement which was initially announced on May 27, 2021, under which Prestige agreed to acquire the brands from specialty pharmaceutical company, Akorn Operating Company LLC (“Akorn”), for $230 million in cash. The acquisition of TheraTears will further enhance Prestige’s leading eye care portfolio and generate additional long-term growth opportunities for the Company.

The acquisition is structured as an asset purchase that delivers anticipated tax benefits of ~$30 million and expected annual EBITDA of ~$20 million, equating to a transaction valued at less than 10x pro-forma EBITDA. The transaction is estimated to add annual Revenues, Earnings Per Share and Operating Cash Flow of approximately $60 million, $0.10 and $13 million, respectively.

The Company financed the transaction with a combination of available cash on hand, available cash from its Asset Based Loan (“ABL”) revolver, and a simultaneously completed refinancing of its term loan, which now matures in 2028 and amends and replaces Prestige’s previous outstanding term loan at similar terms.

Earnings Results Conference Call Details

The Company also announced that it will issue its fiscal 2022 first quarter earnings release on Thursday, August 5, 2021 before the opening of the market. The Company will host a conference call to discuss the results that same morning at 8:30 a.m. ET.

To participate via phone listeners calling from the U.S. and Canada may dial 844-233-9440, or 574-990-1016 internationally, using the conference ID 5362477. The Company will provide a live Internet webcast as well as an archived replay, which can be accessed from the Investor Relations page of www.prestigeconsumerhealthcare.com.

Telephonic replays will be available for approximately one week following completion of the live call and can be accessed at 855-859-2056 within North America, and at 404-537-3406 from outside North America. The conference ID is 5362477.

About Prestige Consumer Healthcare Inc.

Prestige Consumer Healthcare markets, sells, manufactures and distributes consumer healthcare products to retail outlets throughout the U.S. and Canada, Australia, and in certain other international markets. The Company’s diverse portfolio of brands include Monistat® and Summer’s Eve® women's health products, BC® and Goody's® pain relievers, Clear Eyes® and TheraTears® eye care products, DenTek® specialty oral care products, Dramamine® motion sickness treatments, Fleet® enemas and glycerin suppositories, Chloraseptic® and Luden's® sore throat treatments and drops, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, Boudreaux’s Butt Paste® diaper rash ointments, Nix® lice treatment, Debrox® earwax remover, Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia. Visit the Company's website at www.prestigeconsumerhealthcare.com.

Investor Relations Contact

Phil Terpolilli, CFA, 914-524-6819

irinquiries@prestigebrands.com